Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE	Contact:
Robert M. Thornton, Jr.
Chief Executive Officer
(770) 933-7000

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES FISCAL 2008

ANNUAL AND FOURTH QUARTER RESULTS

ATLANTA, Georgia (September 17, 2008) - SunLink Health Systems, Inc. (AMEX: SSY) today announced earnings from continuing operations for its fourth fiscal quarter ended June 30, 2008 of $579,000, or $0.07 per fully diluted share, compared to earnings from continuing operations of $960,000, or $0.12 per fully diluted share, for the quarter ended June 30, 2007. For the fiscal year ended June 30, 2008, SunLink reported earnings from continuing operations increased by 27.4% to $2,009,000, or $0.26 per fully diluted share, compared to $1,577,000, or $0.20 per fully diluted share, for the fiscal year ended June 30, 2007.

SunLink reported net earnings of $427,000, or $0.05 per fully diluted share, for the quarter ended June 30, 2008, compared to net earnings of $881,000, or $0.11 per share per fully diluted share, for the quarter ended June 30, 2007. For the fiscal year ended June 30, 2008, SunLink reported net earnings of $1,616,000, or $0.21 per fully diluted share, compared to $1,396,000, or $0.18 per fully diluted share, for the fiscal year ended June 30, 2007.

Consolidated net revenues from continuing operations for the quarters ended June 30, 2008 and 2007 were $43,819,000 and $37,596,000, respectively, an increase of 16.6% in the current year’s quarter. SunLink’s Specialty Pharmacy Operations Segment, which began business when it acquired Carmichael’s Cashway Pharmacy, Inc., on April 22, 2008, added $7,059,000 of net revenue for the quarter ended June 30, 2008. The Healthcare Facilities Segment net revenues in the current quarter included $1,612,000 from state indigent care programs and positive prior year third-party payor settlements compared to $2,830,000 in the quarter ended June 30, 2007.

Consolidated net revenues from continuing operations for the fiscal year ended June 30, 2008 and 2007 were $158,431,000 and $143,645,000, respectively, an increase of 10.3% for the current year. The Healthcare Facilities Segment had net revenues of $151,372,000 for the fiscal year ended June 30, 2008. The Healthcare Facilities Segment net revenues in the current year included $4,308,000 from state indigent care programs and prior year third-party payor settlements compared to $3,748,000 last year.

The company’s operating profit from continuing operations for the quarter ended June 30, 2008 was $1,679,000, compared to $2,155,000 from continuing operations for the quarter ended June 30, 2007. Decreased operating profit for the quarter ended June 30, 2008 compared to the same period last year was due in part to a decrease of $1,470,000 of net revenues from state indigent care programs in the current year’s fourth quarter.

Recent Highlights

•

Earnings from continuing operations in fiscal 2008 increased by 27.4% over fiscal 2007, and net earnings, net earnings per share, net revenues from continuing operations and operating profit from continuing operations each increased over fiscal 2007;

•	SunLink’s hospitals added nine net physicians during the year;

•

SunLink invested approximately $8,300,000 in hospital capital expenditures during the fiscal year which substantially completed the company’s major hospital capital projects that had been on-going for the last several years ;

•	Completed the Carmichael’s Cashway Pharmacy, Inc. acquisition on April 22, 2008. Carmichael’s contributed $7,059,000 of revenues to SunLink in the fourth quarter and fiscal year;

•	On April 22, 2008, SunLink entered into a new $47,000,000 credit facility and borrowed $40,500,000 under the new credit facility to complete the Carmichael acquisition;

•	Repaid $18,780,000 of debt outstanding under SunLink’s prior credit facility on April 22, 2008; and

•

Two of SunLink’s hospitals were national award recipients. Trace Regional Hospital in Houston, MS was named as one of Thomson Reuters’ 2007 Top Performance Improvement Leaders and Memorial Hospital of Adel, GA received Healthstream Research’s 2007 Excellence Through Insight Award for Most Improved Overall Emergency Department.

SunLink Health Systems, Inc. currently operates seven community hospitals and related nursing home and home care businesses in the Southeast and Midwest and its specialty pharmacy business in Louisiana. Each SunLink hospital is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care and healthcare products and services in each area it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

The company will conduct a conference call on September 17, 2008 at 11:00 a.m. Eastern time to discuss its quarterly results. To participate in the conference call, please dial 1-866-283-9485. A replay of the call will be available shortly after the call and will continue to be available for 90 days by dialing 1-888-266-2081 and entering passcode 1273429 when prompted.

The call will include a question and answer session where the company will address questions. Questions may be submitted in advance of the conference call via e-mail to investorcallQ4@sunlinkhealth.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2007 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.

Adjusted earnings before interest, income taxes, depreciation and amortization

Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) represents the sum of income before interest, income taxes, depreciation and amortization. We understand that certain industry analysts and investors generally consider EBITDA to be one measure of the ability to service debt and satisfy capital requirements and it is presented to assist analysts and investors in analyzing the ability of a company to generate cash, service debt and meet capital requirements. We believe increased EBITDA is an indicator of improved ability to service existing debt and to satisfy capital requirements. EBITDA, however, is not a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as a measure of operating performance or to cash liquidity. Because EBITDA is not a measure determined in accordance with accounting principles generally accepted in the United States of America and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other corporations. Net cash provided by operations for the quarters ended June 30, 2008 and 2007, respectively, is shown below. Hospital Facilities Adjusted EBITDA is the EBITDA for those facilities without any allocation of corporate overhead. Specialty Pharmacy Adjusted EBITDA is the EBITDA for SunLink’s Specialty Pharmacy operations segment, likewise without any allocation of corporate overhead.

	Three Months Ended		Fiscal Years Ended
	June 30,		June 30,
	2008	2007	2008	2007
Healthcare Facilities Segment Adjusted EBITDA	$3,867	$4,266	$14,921	$12,865
Specialty Pharmacy Segment Adjusted EBITDA	821	—	821	—

Adjusted EBITDA	4,688	4,266	15,742	12,865

Corporate overhead costs	(1,226)	(930)	(4,551)	(4,051)

Strategic Alternative expenses	(111)	—	(274)	—

Taxes and interest expense	(812)	(1,122)	(2,950)	(2,718)
Other non-cash expenses and net changes in operating assets and liabilities	(2,798)	930	(5,672)	(1,347)

Net cash provided by (used in) operations	$(259)	$3,144	$2,295	$4,749

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SUNLINK HEALTH SYSTEMS, INC.

ANNOUNCES FISCAL 2008 ANNUAL AND FOURTH QUARTER RESULTS

Amounts in 000's, except per share amounts

CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2008	2007	2008	2007
Net Revenues	$43,819	$37,596	$158,431	$143,645
Costs and Expenses:
Cost of Goods Sold	4,571		4,571
Salaries, wages and benefits	19,495	17,564	73,852	70,475
Provision for bad debts	5,142	4,880	22,013	19,580
Supplies	3,272	3,539	14,615	15,479
Purchased services	2,476	2,410	9,961	9,081
Other operating expenses	5,164	5,150	19,872	17,424
Rents and leases	349	717	2,630	2,792
Depreciation and amortization	1,671	1,181	5,512	4,400

Operating Profit	1,679	2,155	5,405	4,414

Loss on early repayment of debt	(267)	—	(267)	—
Interest Income	25	48	72	69
Interest Expense	(850)	(444)	(2,114)	(1,462)

Earnings from Continuing Operationsbefore Income Taxes	587	1,759	3,096	3,021
Income Tax Expense	8	799	1,087	1,444

Earnings from Continuing Operations	579	960	2,009	1,577
Loss from Discontinued Operations, net of income taxes	(152)	(79)	(393)	(181)

Net Earnings	$427	$881	$1,616	$1,396

Earnings Per Share from Continuing Operations:
Basic	$0.07	$0.13	$0.26	$0.21

Diluted	$0.07	$0.12	$0.26	$0.20

Loss Per Share from Discontinued Operations:
Basic	$(0.02)	$(0.01)	$(0.05)	$(0.02)

Diluted	$(0.02)	$(0.01)	$(0.05)	$(0.02)

Net Earnings Per Share:
Basic	$0.05	$0.12	$0.21	$0.19

Diluted	$0.05	$0.11	$0.21	$0.18

Weighted Average Common Shares Outstanding:
Basic	7,850	7,509	7,605	7,397

Diluted	8,049	7,804	7,855	7,810

SUMMARY BALANCE SHEETS

	June 30, 2008	June 30, 2007
ASSETS
Cash and Cash Equivalents	$1,716	$814
Other Current Assets	33,456	24,965
Property Plant and Equipment, net	51,220	47,323
Long-term Assets	25,232	4,741

	$111,624	$77,843

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities	$27,069	$26,655
Long-term Debt and Other Noncurrent Liabilities	44,311	15,164
Shareholders' Equity	40,244	36,024

	$111,624	$77,843